Exhibit 10.1

May 23, 2014

Mr. Robert Maruster

Dear Rob,

Congratulations! I am very pleased to offer you the position of Executive Vice President, Chief Operating Officer with Republic Services, Inc. (the “Company” or “Republic”), reporting directly to me, or other individuals as the Company may direct. I am excited about the opportunities presented by the Company and hope that you will join us as a member of the executive leadership team located in Phoenix, Arizona. If you accept this offer, we anticipate that your hire date will be June 30, 2014, or as mutually agreed. This offer will remain in effect for a period of seven days from the date of this letter.

This letter sets forth the terms and conditions of our offer and highlights the basic components of your compensation. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity and benefits, as our offerings change periodically.

Compensation and Benefits

Upon the commencement of your employment, you will be eligible for the following (subject to deductions and withholdings, as applicable):

Base Salary: Your Base Salary will be $560,000 annually.

Annual Cash Incentive: You will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans. Management intends to recommend to the Management Development and Compensation Committee of the Company’s Board of Directors, or any authorized designee of the Committee (the “Committee”), that your award target for the 2015 Annual Cash Incentive be set at 80% of your Base Salary; this target award is provided at the discretion of and subject to the approval of the Committee. For 2014, any annual cash incentive that could have been earned under the EIP will be paid as a supplemental annual cash incentive (2014 Supplemental Bonus). Management will recommend to the Committee that your award target for the 2014 Supplemental Bonus be set at 80% of your Base Salary. Your actual 2014 Supplemental Bonus will be prorated based on the number of fully completed months of employment in 2014. Payment date, measurement criteria, targets, performance, and other aspects of this award (including negative discretion of the Committee) will be as if the award was made under the EIP (except for the provisions stating when awards under the EIP must be granted).

Long-Term Incentive Plan: You will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the Committee. A new LTIP award opportunity may be established each year so that this LTIP incentive opportunity becomes part of your annual compensation. This incentive will be tied to achieving the Company’s key financial goals over the three-year performance cycle. Management intends to recommend to the Committee that your award target for the 2015-2017 LTIP performance cycle be set at $500,000.

Special Long-Term Incentive Awards: You will be provided equivalent target incentive award opportunities that are not made under the EIP but that will be equivalent to awards made under the EIP for the 2012-2014, 2013-2015 and 2014-2016 LTIP cycles. Your LTIP equivalent award target for each of these performance cycles is $500,000. This equivalent award target, and the equivalent award target for all subsequent LTIP performance cycles, is provided at the discretion of and subject to the approval of the Committee. Assuming you begin your employment before July 1, 2014, your prorated award target for the 2012-2104, 2013-2015 and 2014-2016 cycles would be $125,000, $291,667 and $458,333, respectively. Payment dates, measurement criteria, targets, performance, and other aspects of these awards (including negative discretion of the Committee) will be as if the awards were made under the EIP (except for the provisions stating when awards under the EIP must be granted).

Equity: You will be eligible to participate in the Company’s Amended and Restated 2007 Stock Incentive Plan (“Stock Plan”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the Stock Plan are at the discretion of and subject to approval by the Committee. For 2014, management will recommend: (1) an equity award with a grant-date value of approximately $125,000 in stock options, and (2) an equity award of restricted stock units with a grant-date value of approximately $250,000. For 2015, management intends to recommend: (1) an equity award with a grant-date value of approximately $250,000 in stock options, and (2) an equity award of restricted stock units with a grant-date value of approximately $500,000.

One-Time Equity Grant: In addition, subject to Committee approval, upon your commencement of employment you will receive a one-time special restricted stock unit award with a grant-date value of approximately $300,000 that will cliff vest on the fourth anniversary of the grant date.

Stock Ownership Guidelines: As Executive Vice President, Chief Operating Officer, you are expected to obtain within a specified time period and thereafter maintain ownership of Republic Services, Inc. common stock having the value equal to three times your then-current Base Salary. As a new employee you will have five years from your date of hire to reach this level of stock ownership.

Deferred Compensation Plan: As Executive Vice President, Chief Operating Officer, you are eligible for a contribution to the Republic Services, Inc. Deferred Compensation Plan that may be made annually at the discretion of the Committee. Presently, the amount of the annual contribution is set at $65,000. These annual contributions count toward your stock ownership guidelines if deferred into the stock unit fund in the Plan. The contributions are subject to all vesting and other provisions of the Deferred Compensation Plan and are provided at the discretion of and subject to approval by the Committee.

Personal Time Off: Vacation, personal and sick time will be accrued and used in accordance with the applicable Corporate PTO policy.

Benefits: You will be eligible to participate in all benefit plans that the Company makes available to similarly-situated employees, including the Company’s 401(k) plan, medical, dental, vision, life insurance, short- and long-term disability plans, as well as the Company’s nonqualified deferred compensation plan. Republic offers a very competitive Company match within our 401(k) plan. Employees receive a match of 100% on the first 3% of eligible compensation and 50% on the next 2% of eligible compensation made as elective contributions to the Plan, subject to federal limitations. Please note that certain benefits require minimum tenure before you are eligible to participate.

COBRA Reimbursement: The Company will reimburse you for any COBRA premium payments you are required to make if you choose to maintain your current medical, dental, and vision benefits until you become eligible for medical, dental, and vision benefits through Republic Services, which will be 90 days after your hire date.

Relocation Benefits: To assist with your relocation to the Phoenix area, you are eligible for relocation benefits under Republic’s Senior Executive Level Relocation Policy. A copy of Republic’s Level 4 Relocation Policy is enclosed.

Relocation Bonus: You will receive a $75,000 relocation bonus, to be paid no later than July 30, 2014. If you voluntarily terminate your employment, or your employment is terminated by the Company for “Cause,” as that term is defined in the Executive Separation Policy, within twenty-four (24) months of the Effective Date, you will be required to immediately repay to the Company the full amount of the bonus as described in this paragraph provided to you as of your separation date.

Executive Separation Policy: Should your employment with the Company terminate at any time in the future while you are employed in the position of Executive Vice President, Chief Operating Officer, your eligibility for separation benefits will be governed by the Company’s then applicable Executive Separation Policy. A copy of the current Executive Separation Policy is enclosed.

Other Terms and Conditions
Your employment is contingent upon the successful results of a pre-employment drug-screening process and a comprehensive background check. You will receive instructions in the mail regarding scheduling a drug-testing appointment, which must be completed within 48 hours of your receipt of the written instructions. You also must be able to demonstrate your current authorization and eligibility to work in the United States.

In addition, as a condition of your employment, you are required to sign a Non-Competition, Non-Solicitation, Arbitration, and Confidentiality Agreement, which is included with this offer packet. Republic prohibits its employees from using or disclosing confidential information from prior employers in connection with their employment at Republic. By accepting employment with Republic, you are confirming that your employment with Republic will not violate the terms of any agreement you may have with any other entity.

While we hope that you will have a long, successful and rewarding career with Republic, this offer is for “at will” employment, and either you or the Company may terminate your employment at any time and for any reason.

Rob, we are excited to have you join the Company and look forward to working with you in your new role. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Sincerely,

/s/ Donald W. Slager

Donald W. Slager
President and Chief Executive Officer
Republic Services, Inc.

I understand all the terms offered to me and accept employment on these terms. I understand and agree that either the Company or I may terminate the employment relationship at any time for any reason. I agree that no other promises have been made to me.

Acknowledged and Agreed:

/s/ Robert Maruster	28 May 2014
Robert Maruster	Date

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